UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2011
CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	37-1516132 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (317) 328-5660
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On October 5, 2011, Calumet Superior, LLC (“Calumet Superior”), a wholly owned subsidiary of Calumet Specialty Products Partners, L.P. (the “Partnership”), entered into a Crude Oil Purchase Agreement (the “Purchase Agreement”) with BP Products North America Inc. (“BP”), pursuant to which BP will supply the Superior, Wisconsin refinery with approximately 75% of its daily crude oil requirements, with such requirements estimated to be between 35,000 and 45,000 barrels per day, utilizing a market-based pricing mechanism, plus transportation and handling costs. The Purchase Agreement is effective as of October 1, 2011, with deliveries commencing November 1, 2011. The Purchase Agreement has an initial term of seven months, will automatically renew for successive one-year terms and may be terminated by either party on written notice delivered at least 90 days prior to the end of the then-current term.
     To secure a portion of Calumet Superior’s payment obligations under the Purchase Agreement, the Partnership and its affiliates have granted a limited interest in the collateral pledged as security under that certain Collateral Trust Agreement, effective as of April 21, 2011 and as amended (the “Collateral Trust Agreement”), by and among Calumet Lubricants Co, L.P., the guarantors party thereto, the secured hedge counterparties party thereto and Bank of America, N.A., to BP as a “Forward Purchase Secured Hedge Counterparty” under the Collateral Trust Agreement, as such term is defined therein.
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALITY PRODUCTS PARTNERS, L.P. By: CALUMET GP, LLC, its General Partner
Date: October 11, 2011	By:	/s/ R. Patrick Murray, II
		Name:	R. Patrick Murray, II
		Title:	Vice President, Chief Financial Officer and Secretary